Exhibit 10.23.3

THIRD AMENDMENT TO COKE SALE
AND FEED WATER PROCESSING AGREEMENT

THIS THIRD AMENDMENT (this “Third Amendment”), dated as of January 12, 2015, is made by and among United States Steel Corporation, a Delaware corporation, with a principal office and place of business located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800 (“Off-Taker”), Gateway Energy & Coke Company, LLC, a Delaware limited liability company, with a principal office and place of business located at 1011 Warrenville Road, Suite 600, Lisle, IL 60532 (“Provider”) and Gateway Cogeneration Company LLC, a Delaware limited liability company that is a wholly owned direct subsidiary of Provider, with a principal office and place of business located at 1011 Warrenville Road, Suite 600, Lisle, IL 60532 (“Feed Water Processor”). The foregoing named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Provider is the owner of certain facilities located in or near Granite City, Illinois (the “Facilities”) that procure metallurgical coal and produce coke for use in Off-Taker’s blast furnaces (the “Cokemaking”) and generate waste heat used to process conforming feed water into steam for use by Off-Taker (the “Steam Generation”); and
WHEREAS, Off-Taker and Provider have entered into that certain Coke Sale and Feed Water Processing Agreement, dated as of February 28, 2008, as amended by a First Amendment, dated as of November 1, 2010, and a Second Amendment, dated as of July 6, 2011 (as so amended, the “Agreement”); and
WHEREAS, the Cokemaking and Steam Generation operations are performed at the same location, as parts of the Facilities, but the Cokemaking and Steam Generation are considered separate businesses; and
WHEREAS, Provider and Feed Water Processor have entered into an agreement pursuant to which Provider will convey to Feed Water Processor, as a contribution to the capital of Feed Water Processor, certain assets and liabilities required for operation of the Steam Generation business (the “Contribution”); and
WHEREAS, pursuant to that certain letter agreement, dated March 26, 2014, by and among Off-Taker, Provider and SunCoke Energy, Inc., Off-Taker has consented to the Contribution; and
WHEREAS, in light of the Contribution, Provider and Off-Taker each desire to further amend the Agreement, in order to add Feed Water Processor as a Party to the Agreement, and also to provide that the duties, liabilities, obligations and responsibilities of Provider with respect to any Steam Generation activities under the Agreement now should be borne by the Feed Water Processor, and the advantages, benefits, payments, and rights belonging to Provider with respect to any Steam Generation activities pursuant to the Agreement now should be belong to the Feed Water Processor.
NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS; EFFECTIVE DATE
Section 1.01. Definitions. Except as otherwise provided herein, capitalized terms used in this Third Amendment but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.
Section 1.02. Amendment Effective Date. This Third Amendment shall be effective as of the date first set forth above (the "Amendment Effective Date").
ARTICLE II
AMENDMENT

Section 2.01. General. Effective on and as of the Amendment Effective Date, Feed Water Processor will be added as a party to the Agreement, and will provide the feed water processing services and supply of Steam currently being provided by Provider. The Feed Water Processing Fee will be paid by Off-Taker directly to Feed Water Processor, pursuant to an invoice from Feed Water Processor.
Section 2.02. New Definitions. Effective on and as of the Amendment Effective Date, the following new definitions shall be added alphabetically in Appendix A (Definitions) to the Agreement:
(a)“Feed Water Processor” means Gateway Cogeneration Company LLC.
(b)“Feed Water Processor’s Damages” include (i) any amounts due by Off-Taker to Feed Water Processor under this Agreement as of the effective date of its termination; plus (ii) the present value, discounted at the rate of ***** percent (*****%) per annum, of the Monthly Feed Water Processing Fee for each Month remaining in the Term (which shall be reasonably estimated by Feed Water Processor based upon historic production of Conforming Steam from Conforming Feed Water at or above the Minimum Steam Supply Obligation, and, as applicable, Steam produced from nonconforming Feed Water), plus (iii) the balance of all of the remaining Government Mandated Additional Capital Expenditures that would be payable by Off-Taker but for such termination.
(c)“Feed Water Processor Default” has the meaning set forth in Section 10.2A.
(d)“Feed Water Processor Feed Water Flow Meter” has the meaning set forth in Section 6.8(b)
(e)“Feed Water Processor Feed Water Instrument(s)” has the meaning set forth in Section 6.8(b)
(f)“Feed Water Processor Feed Water Monitoring Equipment” has the meaning set forth in Section 6.8(e).
(g)“Feed Water Processor Force Majeure Event(s)” has the meaning set forth in Section 9.1A.
Section 2.03. Revised Definitions. Effective on and as of the Amendment Effective Date, the following definitions in Appendix A (Definitions) shall be amended and restated in their entirety as follows:
(a)“Cogeneration Facility” means the HRSGs and related piping and equipment owned and operated by the Feed Water Processor.
(b)“Feed Water” means the water supplied by Off-Taker to Feed Water Processor and delivered to the Feed Water Delivery Point, for use in the production of Steam.
(c)“Off-Taker's Damages” means any amounts due by Provider or Feed Water Processor, as the case may be, to Off-Taker under this Agreement as of the effective date of its termination.
(i)With respect to amounts due to Off-Taker by Provider, such damages shall be calculated by adding to the amount due the present value, discounted at the rate of ***** percent (*****%) per annum, of the product of the difference (if any) between the (y) price of Off-Taker Obtained Coke f.o.b. the Mill and (z) the Coke Price that would have been payable by Off-Taker to Provider, multiplied by the minimum range of the Coke Supply and Purchase Obligation for all complete or partial Contract Years remaining in the Term (provided, for such Contract Years having less than 365 days, the foregoing amount is to be multiplied by a fraction, the numerator of which is the number of calendar days in such Contract Year, and the denominator of which is 365). Such Coke Price will be determined based upon the assumed utilization of the Base Case Coal Blend, and a reasonable market value estimation of the Coal Costs per Ton of Coke in respect of such Base Case Coal Blend; and
(ii)With respect to amounts due to Off-Taker by Feed Water Processor, such damages shall be calculated by adding to the amount due, the present value, discounted at the rate of ***** percent (*****%) per annum, of the product of ***** dollars ($*****) multiplied by the number of all complete or partial Contract Years remaining in the Term (provided, for such Contract Years having less than 365 days, the foregoing amount is to be multiplied by a fraction, the numerator of which is the number of calendar days in such Contract Year, and the denominator of which is 365).
The Parties acknowledge that such damages are a reasonable estimation of Off-Taker's actual damages in the event of Off-Taker’s termination of this Agreement pursuant to Section 10.5.
(a)“Payment Default” means any failure by (i) Off-Taker to pay Provider or Feed Water Processor, as the case may be, in accordance with this Agreement, including Article III (including the payments in respect of the Coke Price, the adjustments thereto, the Feed Water Processing Fee, the Pass-Through Expenses and Taxes), Section 8.l(c), Section 8.3 or Section 11.2(c); or (ii) Provider or Feed Water Processor, as the case may be, to credit or otherwise pay the respective amounts due by Provider or Feed Water Processor to Off-Taker under this Agreement.
(b)“Plant” means the one hundred twenty (120) oven metallurgical coke making plant and related facilities (excluding the HRSGs and related piping and equipment) owned and operated by Provider and located adjacent to the Mill.
(c) “Provider's Damages” include (i) any amounts due by Off-Taker to Provider under this Agreement as of the effective date of its termination; (ii) the present value, discounted at the rate of ***** percent (*****%) per annum, of (y) the product of (A) the Fixed Coke Price Component, multiplied by (B) ***** (*****) as respects each complete or partial Contract Year remaining in the Term (provided, for such Contract Years having less than 365 days, the foregoing amount is to be multiplied by a fraction, the numerator of which is the number of calendar days in each such Contract Year, and the denominator of which is 365), plus (z) (as applicable) Taxes thereon; plus (iii) the balance of all of the remaining Government Mandated Additional Capital Expenditures that would be payable by Off-Taker but for such termination; provided, however, if Provider elects in good faith to shut down the Plant as a consequence of termination of this Agreement by Provider pursuant to Section 10.4, then Provider's damages shall be the sum of (i) any amounts due under this Agreement as of the effective date of termination; (ii) severance benefits payable by Provider to its employees in accordance with generally accepted industry standards; (iii) as applicable, amounts payable by Provider to Governing Authorities pursuant to incentive programs related to the Plant; (iv) an amount equal to the gross book value of the Plant less accumulated book depreciation (as determined in accordance with U.S. GAAP); and (v) the balance of all of the Government Mandated Additional Capital Expenditures payable by Off-Taker. The Parties acknowledge that such damages are a reasonable estimation of Provider's actual damages in the event of Provider's termination of this Agreement pursuant to Section 10.4.
Section 2.04. Deleted Definitions. Effective on and as of the Amendment Effective Date, the following definitions in Appendix A (Definitions) shall be deleted:
(a)“Provider Feed Water Flow Meter”
(b)“Provider Feed Water Instrument(s)”
(c)“Provider Feed Water Monitoring Equipment”
(d)“Provider Steam Flow Meter”
(e)“Provider Steam Instrument(s)”
(f)“Provider Steam Monitoring Equipment”
Section 2.05. Substitution of Provider by Feed Water Processor. Effective on and as of the Amendment Effective Date:
(a)The following sections of the Agreement are hereby amended by deleting each occurrence of the terms “Provider” or “Provider’s” and substituting in lieu thereof the terms “Feed Water Processor” or “Feed Water Processor’s” respectively:
(b)Section 1.3 (“Basic Obligations of the Parties -- Feed Water Processing”);
(c)Section 3.2 (“Monthly Feed Water Processing Fee”);
(d)Section 3.6(c)(iii) (“Terms of Payment/Invoicing; Adjustments);
(e)Section 5.4(iv) (“Feed Water and Steam Pressure”);
(f)Section 6.7 (“Supply of Conforming Feed Water”);
(g)Section 6.8 (“Determination of Feed Water Flow, Temperature, Pressure and Purity”);
(h)Section 6.9 (“Feed Water Processing and Delivery”);
(i)Section 6.10 (“Determination of Steam Flow, Temperature, Pressure and Purity”);
(j)Section 6.11 (“Maintenance and Calibration Obligations”);
(k)Section 6.12 (“Determination of MMBTUs”)
Section 2.06. Revised Provisions. Effective on and as of the Amendment Effective Date, the following sections of the Agreement shall be amended and restated in their entirety as follows:
(a)Section 2.2 (“Extension”):
“(a)    Renewal Term. If Off-Taker provides each of Provider and Feed Water Processor with a written request to renew this Agreement (the "Renewal Notice") at least twenty four (24) Months prior to the end of the Term or, as applicable, the Option Term, then Off-Taker, Provider and Feed Water Processor shall negotiate in good faith the terms and conditions (including without limitation, the Coke Price, the Monthly Feed Water Processing Fee and the term of any such renewal) upon which, following the Term or, as applicable, the Option Term, (i) Provider will deliver and sell Conforming Coke to Off-Taker and (ii) Feed Water Processor will process Conforming Feed Water provided by Off-Taker to Feed Water Processor into Conforming Steam on behalf of Off-Taker. Should Off-Taker not deliver the Renewal Notice in the required manner, or should the Parties be unable to reach agreement on the terms and conditions for renewing this Agreement within twelve (12) Months after the Renewal Notice is delivered by Off-Taker, then no Party shall be under any obligation to renew or negotiate the renewal of this Agreement.
(b)    Option Term. Provided the Parties have not renewed the Agreement pursuant to Section 2.2(a), if Off-Taker is not in default of this Agreement and provides each of Provider and Feed Water Processor with a written request to renew this Agreement (the "Option Notice") at least twelve

(12) Months prior to the end of the Term, then Off-Taker shall have the option to renew this Agreement for an additional five (5) Years upon receipt of such Option Notice. Provided, in the event the Actual O&M Component in respect of the thirteenth and fourteenth Contract Years of the Term is, on average, greater than the applicable average O&M Component Limit for such Contract Years, then the O&M Component Limit as of the commencement of such renewal term shall be the product of (i) the average of the (y) Actual O&M Component for the thirteenth Contract Year of the Term multiplied by the sum of one (1) plus the Annual Index Percentage for such Contract Year and (2) Actual O&M Component for the fourteenth Contract Year of the Term, which average amount shall then be multiplied by (ii) the sum of one (1) plus the Annual Index Percentage for the fifteenth Contract Year of the Term. Should Off-Taker not deliver to Provider the Option Notice in the required manner then no Party shall be under any obligation to renew this Agreement pursuant to this Section 2.2(b).”

(b)	Section 3.1(c)(ii)(F) (“Coke Price; O&M Component”):
“(F) Prudent Operating and Maintenance Practices reasonably required to maintain the Plant and the Cogeneration Facility in reasonable operating condition considering the age of the Plant, its originally projected useful life of thirty (30) years, and Provider's and Feed Water Processor’s obligations under this Agreement (including, without limitation, the Steam and Coke production and the quality requirements set forth in this Agreement)”
(c)Section 3.3(a) (“Property taxes”):
“Property Taxes. Property taxes attributable to either: (i) the Plant and paid by Provider; or (ii) the HRSGs (and related piping and equipment) and paid by Feed Water Processor, in each case, net of all available incentives, rebates, distribution of tax increment revenues, abatements and adjustments in respect thereof as the same are actually realized.”
(d)Section 3.3(f) (“Pass-Through Expenses; Mandatory Government Assessments for Greenhouse Gases”):
“‘Mandatory Emission Assessments’ means assessments or charges in respect of greenhouse gas emissions (including, without limitation, carbon dioxide emissions) imposed by any Governmental Authority generally on an industry-wide basis which (i) require Provider or Feed Water Processor to purchase from such Governmental Authority, any unaffiliated third party, or applicable offset or credit market, emission offsets or credits, or (ii) is imposed by any Governmental Authority as an assessment or charge in respect of such emissions. For the avoidance of doubt, Mandatory Emission Assessments must be imposed generally on the entire coke producing industry, and do not include assessments or charges that are unique to Provider or Feed Water Processor, or Provider's or Feed Water Processor’s technology. Furthermore, Provider and Feed Water Processor must pursue the most economical and commercially prudent methods for complying with such Mandatory Emission Assessments, and the determination to pay Mandatory Emission Assessments or to purchase emissions offsets or credits to apply against such Mandatory Emission Assessments cannot be within (i) Provider's or Feed Water Processor’s discretion or cannot (ii) result from a failure to, or be in lieu of, maintaining or making improvements to the Plant that would otherwise avoid the obligation for Provider or Feed Water Processor (y) to pay such Mandatory Emission Assessment or (z) to purchase emissions offsets or credits to apply against such Mandatory Emission Assessments. If Off-Taker reasonably disagrees with the assessment or amount of such Mandatory Emission Assessments for which Off-Taker may be liable under this Agreement, then at Off-Taker's request, Provider or Feed Water Processor, as applicable, and their respective Affiliates shall reasonably cooperate with Off-Taker to attempt to resolve such disagreement. Third party out of pocket costs incurred by Provider or Feed Water Processor as applicable, or their respective its Affiliates in cooperating with a formal challenge by Off-Taker (including, without limitation, attorneys' and consultants' fees) shall be borne entirely by Off-Taker. For the avoidance of doubt penalties and fines, and Government Mandated Additional Expenditures are not Mandatory Emission Assessments under this Section 3.3(f).”

(e)	Section 3.4 (“Taxes”):
“Off-Taker shall pay all Taxes in respect of the sale or purchase of Conforming Coke, Affiliate Supplied Coke, any other Coke Tonnage accepted by Off-Taker (as set forth in Section 5.l(d)) and, as applicable, in respect of the performance of Provider's and/or Feed Water Processor’s obligations hereunder including, without limitation, the processing of Feed Water into Steam. For the avoidance of doubt, Taxes are not Government Mandated Additional Expenditures.”
(f)Section 3.6(b) (“Terms of Payment/Invoicing; Invoicing for each Contract Year (Excluding Pass-Through Expenses)”):

“(i)    During each Contract Year, on the third (3rd) business day before the end of each Month prior to 12:00 pm CST for the balance of the Term and, as applicable, the Option Term, Provider or its designee shall submit to Off-Taker a Written invoice in respect of each such Month. The invoiced amount for such Month shall be the sum of (i) the product of (y) the Coke Price as set forth in Section 3.l (a) for such Contract Year multiplied by (z) the sum of (A) the Coke Tonnage delivered to and accepted by Off-Taker in accordance with this Agreement (as determined according to Section 6.6) for such Provisional Period and, (B) Coke Tonnage placed into storage at the Plant pursuant to Section 3.1(f), and (C) as applicable, Affiliate Supplied Coke Tonnage delivered to the Mill in accordance with Section 6.4, plus (ii) (as applicable) Breeze sales for such Provisional Period, plus (iii) amounts payable by Off-Taker to Provider in respect of Affiliate Supplied Coke, as set forth in Section 6.4, plus (iv) Taxes thereon, plus or minus, as applicable, (v) the adjustments set forth in Section 3.6(c)(i), Section 3.6(c)(ii) and Section 3.6(c)(iii).
Also during each Contract Year, on the third (3rd) business day before the end of each Month prior to 12:00 pm CST for the balance of the Term and, as applicable, the Option Term, Feed Water Processor or its designee shall submit to Off-Taker a Written invoice in respect of each such Month. The invoiced amount for such Month shall be the sum of (i) the applicable Monthly Feed Water Processing Fee for such Provisional Period, plus (ii) Taxes thereon, and (iii) plus or minus, as applicable, the adjustments set forth in Section 3.6(c)(ii) and Section 3.6(c)(iii).
(ii)    On the fifteenth (15th) business day of each Month a memo adjustment shall be issued by each of Provider and Feed Water Processor and delivered to Off-Taker in respect of applicable adjustments set forth in Section 3.6(c). Such adjustments shall be incorporated into each such invoice in respect of the Provisional Period for such Month.”
(g)The first sentence of Section 3.6(c)(i) (“Terms of Payment/Invoicing; Adjustments”):
“During the Initial Operating Period, Initial Year and each Contract Year, amounts payable by Off-Taker to Provider or to Feed Water Processor, as the case may be, pursuant to Section 3.6(a) and Section 3.6(b) shall be subject to the following adjustments (as applicable):”
(h)The first sentence of Section 3.6(c)(ii) (“Terms of Payment/Invoicing; Adjustments”):
“During-each Contract Year (including the Initial Year where it is the first Contract Year as set forth in Section 3.6(c)(i)), amounts payable by Off-Taker to Provider or to Feed Water Processor, as the case may be, pursuant to Section 3.6(b) shall be subject, as applicable, to:”
(i)Section 3.6(d) (“Pass-Through Expenses)”):
“Pass-Through Expenses. During the Initial Operating Period, Initial Year and each Contract Year, the applicable Pass-Through Expenses (excluding property taxes) shall be included in the Monthly invoices following the Month in which they are incurred respectively, by Provider, or by Feed Water Processor, as the case may be, and such Pass-Through Expenses (excluding property taxes) shall be supported by such proof as is reasonably satisfactory to Off-Taker, and shall be payable in accordance with Section 3.6(e). In the event Provider sells coke produced at the Plant to a third party, the applicable Pass-Through Expenses (excluding property taxes) shall be prorated in proportion to the Coke purchased by Off-Taker and such third party. Pass-Through Expenses relating to property taxes incurred by Provider will be reflected on a separate quarterly invoice following the Month in which such property taxes are paid by Provider. Pass-Through Expenses relating to property taxes incurred by Feed Water Processor will be reflected on a separate quarterly invoice following the Month in which such property taxes are paid by Feed Water Processor. Such invoicing with respect to property taxes will, in each case, be made net of available incentives, rebates, distribution of tax increment revenues, abatements and adjustments in respect thereof”
(j)Section 3.6(e) (“Terms of Payment/Invoicing; Payment”):
“Subject to Section 3.6(f), invoiced amounts pursuant to this Section 3.6 shall be due and payable in immediately available funds by wire transfer to accounts identified by Provider or Feed Water Processor, as the case may be, or the respective designee of either Provider or Feed Water Processor, on or before (i) the last business day of the Month during which the invoice is delivered by Provider or Feed Water Processor, as the case may be, or the respective designee of either of Provider or Feed Water Processor to Off-Taker, or (ii) within five (5) business days from Off-Taker's receipt of said invoice if received by Off-Taker later than third (3rd) business day before the end of each Month prior to 12:00 pm CST (the "Due Date"). Such payments shall not be subject to any right of set off or other condition, except for the right of set off granted to Off-Taker under Section 7(j) of the Promissory Note. Overdue amounts shall accrue interest at the Interest Rate from the applicable Due Date.”

(k)	Section 3.6(f) (“Terms of Payment/Invoicing; Overcharged Amounts”):
“If based upon Manifest Error Off-Taker reasonably believes that any invoice incorporates overcharged amounts in respect of amounts properly payable under this Agreement, then Off-Taker shall notify Provider and/or Feed Water Processor, as applicable, in Writing of such overcharge, including the amount and the basis of such Manifest Error within a reasonable time. Any such overcharged amounts shall be deducted from the current Monthly invoice submitted by Provider or Feed Water Processor as the case may be, to Off-Taker. Subject to the foregoing, undisputed amounts shall be paid as set forth in Section 3.6(e), and the Parties shall attempt, in good faith, to agree upon the disputed amounts within fifteen (15) calendar days after such Written notice is delivered by Off-Taker. If the Parties cannot resolve any such dispute within such fifteen (15) calendar day period, then any Party may invoke the dispute resolution provisions of Article XI. Disputed amounts confirmed to be actually due by Off-Taker shall be payable within five (5) business days, and shall accrue interest at the Interest Rate from the applicable Due Date; provided, however, if (i) a material error (more than one half of one percent (0.5%) shall be considered material) occurs in respect of the Coke or Steam sampling, metering, measurement procedures or standards set forth in this Agreement, and (ii) as a result of such error an adjustment to the Coke Price or the Feed Water Processing Fee can be readily determined and verified, then Provider or Feed Water Processor, as applicable, shall promptly notify Off-Taker of such circumstance and the Parties shall promptly confer to determine in good faith any such adjustment which shall be retroactively applied for such inaccuracy for any period during which such inaccuracy was determined and verified. Such adjustment shall be, as applicable, credited against or added to the next invoice following the Parties' determination thereof.”

(l)	Section 3.6(h) (“Invoice Format”):
“(h)    Invoice Format. Invoices will be prepared in accordance with the examples set forth in Schedule 3.6(h), and each respective invoice from Provider, or Feed Water Processor, will clearly set forth the Pass-Through Expenses applicable thereto (excluding property taxes incurred by Provider, or by Feed Water Processor, as the case may be). Property taxes will be reflected on separate quarterly invoices, as applicable, from each of Provider and Feed Water Processor, pursuant to Section 3.6(d) hereof.”

(m)	The first sentence of Section 3.8(a) (“Audit Rights; Books and Records”):
“Provider and Feed Water Processor shall each maintain, in accurate and complete order, (i) all books and records (whether in printed, electronic or other format) associated with each such Party’s respective charges invoiced to and paid by Off-Taker pursuant to this Agreement, (ii) debits due to Provider and/or Feed Water Processor, respectively, and (iii) credits due to Off-Taker pursuant to this Agreement.”

(n)	Section 3.8(b) (“Audit Rights; Notice”):
“Off-Taker shall provide Provider or Feed Water Processor, as applicable, with at least two (2) business days Written notice prior to its commencement of any such review and inspection. Such review and inspection shall take place at the place in which such books and records are customarily maintained.”

(o)	Section 3.8(c) (“Audit Rights; Provider Cooperation”):
“(c)    Cooperation. Any failure by Provider or Feed Water Processor, as the case may be, to cooperate fully in producing or making available all books and records covered by an audit request by Off-Taker hereunder, so as to permit a timely and complete inspection and audit thereof by Off-Taker, shall constitute a material breach of this Agreement.”

(p)	Section 5.4(iv) (“Conforming Steam”):
“(iv)    Final control of the Steam pressure, Feed Water pressure and Feed water temperature is maintained by Off-Taker by means of its operation of its Steam condensing system and Feed Water system, provided that Feed Water Processor’s Steam system is operating in material compliance with the General Facility Operating Guidelines.”

(q)	Section 8.1 (“Government Mandated Additional Expenditures”):
“(a)     “If, following the Effective Date, either Provider or Feed Water Processor, as the case may be, determines that a change in Government Requirements may materially burden Provider's or Feed Water Processor’s respective performance of its obligations under this Agreement, then Provider or Feed Water Processor, as the case may be, shall so notify Off-Taker in Writing. The performance of Provider shall be materially burdened where any such Government Requirement has a material adverse impact on the (i) Coal Blend Standards, (ii) Coke production capacity of the Plant; (iii) Guaranteed Coke Quality Standards; (iv) Guaranteed Coke Yield Percentage; (iv) cost of operating or maintaining the Plant (including capital costs); or (vi) Provider's performance obligations to third parties related to Coal purchasing, transportation, handling, and blending contracts. The performance of Feed Water Processor shall be materially burdened where any such Government Requirement has a material adverse impact on the (i) Steam production capacity of the Cogeneration Facility; (ii) Steam Specifications; or (iii) cost of operating or maintaining the Cogeneration Facility (including capital costs); or such Government Requirement materially burdens the Provider. Such notice shall incorporate good faith proposals for complying with those changes in Government Requirements, including the estimated cost thereof; provided, however, that a change in Governmental Requirements does not include any notice, order, decree or other action by a Governmental Authority that results from Provider's or Feed Water Processor’s failure to comply with any permit, license, allowance or authorization required for developing, constructing or operating the Plant or Cogeneration Facility, as applicable.
(a)During the sixty (60) calendar day period following delivery of any such notice, Provider, and/or Feed Water Processor, as applicable, and Off-Taker shall negotiate in good faith to reach agreement as to (i) whether any such change in Government Requirements should be challenged, including the scope and manner of such challenge, and (ii) the most economical and commercially prudent methods for complying with such change in Government Requirements.
(b)If such negotiations result in agreement as to whether to challenge the change in Government Requirements or the methods for complying with the change in Government Requirements, then Provider and/or Feed Water Processor, as applicable, shall promptly implement such challenge or methods as appropriate. Costs and charges associated with any such challenge (including, without limitation, attorneys' and consultants' fees) shall be borne equally by Provider and/or Feed Water Processor, as applicable,and Off-Taker. Any fines and penalties shall be for the account of Provider and/or Feed Water Processor, as applicable, unless the imposition of such fines and penalties result as a consequence of any such challenge, in which case, they will be borne equally by Provider and/or Feed Water Processor, as applicable, and Off-Taker. If no such agreement is reached or if such challenge is unsuccessful, then Provider and/or Feed Water Processor, as the case may be, will implement commercially reasonable methods for complying with the change in Government Requirements. In connection therewith, but subject to the limitations set forth in Sections 8.2 and 8.3, any associated Government Mandated Additional Capital Expenditures or Government Mandated Additional Expenses shall be performed at the lowest practicable cost at the time each such cost is incurred.”

(c)	Section 8.2 (“Government Mandated Additional Expenses”):
“Off-Taker shall not be obligated to pay its share of any Government Mandated Additional Expenses if the aggregate amount of such Government Mandated Additional Expenses exceeds the product of (i) ***** dollars ($*****) in respect of each Year multiplied by (ii) the Cumulative Index Percentage as of the dates such Government Mandated Additional Expenses are incurred; provided, however, that in the event Off-Taker elects not to pay its share of those Government Mandated Additional Expenses that are in excess such $***** limitation per Year, Provider or Feed Water Processor, as the case may be, may, in the exercise of its sole discretion, terminate this Agreement without liability to Off-Taker by providing written notice thereof to Off-Taker at least ninety (90) calendar days prior to the date that Government Requirements in respect of such Government Mandated Additional Expenses take effect.”

(d)	Section 8.3 (“Government Mandated Additional Capital Expenditures”):
“Government Mandated Additional Capital Expenditures shall have an assumed useful life equal to the greater of (i) seven (7) Contract Years or (ii) the remainder of the Term following completion of the Government Mandated Additional Capital Expenditures. As soon as the Government Mandated Additional Capital Expenditures have been completed, subject to Section 1.6(b), the Monthly amortized cost thereof for the remaining Months of the Term will be calculated based on the example set forth in Schedule 8.3, and ***** percent (*****%) of such allocated Monthly amortized cost shall be payable by Off-Taker to Provider or Feed Water Processor, as applicable, in accordance with Section 3.6(e); provided, however, that if:
(a)    Provider or Feed Water Processor, as the case may be, incurs a Government Mandated Additional Capital Expenditure, and if the remainder of the Term is less than seven (7) Contract Years, then Off-Taker shall not be obligated to pay to Provider or to Feed Water Processor, as the case may be, the unamortized balance of such Government Mandated Additional Capital Expenditure as calculated in accordance with Schedule 8.3; and
(b)    Off-Taker shall not be obligated to pay its share of any Government Mandated Additional Capital Expenditures if the aggregate amount of such Government Mandated Additional

Capital Expenditures exceeds the product of (i) ***** dollars ($*****) multiplied by (ii) the Cumulative Index Percentage as of the dates such Government Mandated Additional Capital Expenditures are incurred; provided, however, that if Off- Taker elects not to pay its share of Government Mandated Additional Capital Expenditures that are in excess of such aggregate limitation (namely the product of $***** multiplied by such Cumulative Index Percentage), Provider or Feed Water Processor, as the case may be, may, in the exercise of its sole discretion, terminate this Agreement without liability to Off-Taker by providing written notice thereof to Off-Taker at least ninety (90) calendar days prior to the date that Government Requirements in respect of such Government Mandated Additional Expenditures take effect.”

(e)	Section 9.1 (“Provider Force Majeure Event(s)”):
“(a)    Definition. Provider Force Majeure Event(s) are:
(i) Any acts of God, acts of war, acts of the public enemy, acts of government (except for Government Mandated Additional Expenses and Government Mandated Additional Capital Expenditures), insurrections, riots, strikes, lockouts, boycotts, picketing or other disputes or differences with workers, interruptions of power supply to the Plant, explosions (not resulting from the negligence or willful misconduct of Provider), fires (not resulting £rom the negligence or willful misconduct of Provider), earthquakes, floods, other force or violence of the elements (including, without limitation, unusually severe weather), interruptions to transportation as a result of a third party force majeure event, embargoes, acts of military authorities or other causes of a similar nature which wholly or partly prevent the production of Coke by Provider or the delivery by Provider to Off-Taker of Coke; or
(ii) Force majeure event(s) in respect of Coal supply or Coal transportation contracts.
(b)    Notice. Provider will provide Off-Taker with prompt Written notice of the nature and probable duration of each Provider Force Majeure Event and of the extent of its effects on Provider's performance hereunder, including, without limitation, its good faith estimate of the amount of Coke, if any, that it will be able to deliver to Off-Taker during such Provider Force Majeure Event. Provider will exercise reasonable commercial efforts to deliver to Off-Taker the amount of Conforming Coke for which it notifies Off-Taker it will be able to deliver during each Provider Force Majeure Event.
(c)    Obligations of the Parties. Provider will use commercially reasonable efforts to attempt to limit the effects and duration of each Provider Force Majeure Event, including (i) producing Conforming Coke to the extent it is able to do so, (ii) restoring any damaged property necessary to reinstate the obligations of Provider under this Agreement, and (iv) supporting Off-Taker in locating alternate sources of substitute coke Tonnage for the duration of such Provider Force Majeure Event; provided, however; nothing in this Section shall be deemed to require Provider to resolve any strike or other labor dispute except on terms that are satisfactory to Provider in its sole discretion. During a Provider Force Majeure Event, Off-Taker's obligation to purchase Conforming Coke shall be limited to the Conforming Coke Tonnage that the Plant is to produce and deliver, but in any event not in excess of that which Provider indicated that it could supply to Off-Taker in Provider's notice of the Provider Force Majeure Event given pursuant to Section 9.1(a)). Once the Plant's ability to produce and deliver Conforming Coke is no longer suspended as a result of the applicable Provider Force Majeure Event, the obligations of Provider and Off-Taker under this Agreement will be reinstated with (as respects Coke) a prorated portion of the Coke Supply and Purchase Obligation.”
(a)The final sentence of Section 9.2(c) (“Off-Taker Force Majeure Event(s); Obligations of the Parties”):
“Once Off-Taker's ability to perform is no longer suspended as a result of Off-Taker Force Majeure Event(s), the obligations of Off-Taker and Provider and/or Feed Water Processor, as the case may be, under this Agreement will be reinstated, subject to a prorated portion of, as applicable, Coke Supply and Purchase Obligation.”
(b)Section 9.3 (“Non-Liability”):
“Subject to Sections 9.l(c), 9.1A(c) and 9.2(c), the performance obligations of Parties under this Agreement shall be excused during the period of, as applicable, a Provider Force Majeure Event, a Feed Water Processor Force Majeure Event or an Off-Taker Force Majeure Event, and no affected Party shall be liable to any other Party for such affected Party's failure to perform its respective obligations hereunder during those periods.”

(c)	Section 10.3 (“Pursuit of Remedies”):
“Upon the occurrence of such an event of default under Section 10.1, Section 10.2, or Section 10.2A, any Party (as applicable) may pursue its corresponding legal remedies through the procedures set forth in Article XI.”
(d)Section 10.4 (“Provider’s Termination Rights for Breach by Off-Taker”):

“10.4    Termination Rights for Breach by Off-Taker. Upon the occurrence of (i) a Payment Default that is not cured by Off-Taker within ten (10) calendar days following delivery of Written notice by Provider or Feed Water Processor (or any respective designee thereof) to Off-Taker, (ii) Off-Taker becoming Bankrupt, or (iii) such other Off-Taker Default that is not cured prior to the expiration of the cure period set forth in Section 10.1(iii) then, in addition to pursuing its remedies pursuant to Section 10.3, Provider, or Feed Water Processor as the case may be, may terminate this Agreement effective immediately upon the delivery of Written notice of such termination to Off Taker. Upon any such termination, Provider shall be relieved of its obligations in respect of the supply and delivery of Coke and Feed Water Processor shall be relieved of its obligations in respect of the supply and delivery of Steam and, within thirty (30) calendar days following the effective date of such termination, Off-Taker shall pay Provider's Damages to Provider, and/or Feed Water Processor’s Damages to Feed Water Processor, in each case less any Mitigation Proceeds as such Mitigation Proceeds are realized by Provider or by Feed Water Processor, pursuant to any duty herein contained to mitigate Provider's Damages and/or Feed Water Processor’s Damages.”
(e)Section 10.5 (“Off-Taker's Termination Rights for Breach by Provider”):
10.5    Off-Taker's Termination Rights for Breach by Provider or Feed Water Processor. Upon the occurrence of a (i) a Payment Default that is not cured by Provider or Feed Water Processor, as the case may be, within ten (10) calendar days following the delivery of Written notice thereof by Off-Taker or its designee to Provider or Feed Water Processor, as applicable, (ii) Provider or Feed Water Processor, as the case may be, becoming Bankrupt, or (iii) a Provider Default in respect of Section 10.2(ii), 10.2(iv) or 10.2(v), or a Feed Water Processor Default in respect of Section 10.2A(ii), 10.2A(iv) or 10.2 A(v), that is not cured prior to the expiration of the respective cure period for the applicable Provider Default or Feed Water Processor Default, then, in addition to pursuing its remedies pursuant to Section 10.3, Off-Taker may terminate this Agreement effective immediately upon the upon the delivery of Written notice thereof to Provider or Feed Water Processor, as the case may be. Upon such termination, Off-Taker shall be relieved of its obligations in respect of the Coke Purchase and Supply Obligation, its obligation to accept Steam deliveries and to purchase Conforming Steam, and its obligation (if any) to pay Government Mandated Additional Expenditures. In addition, Provider or Feed Water Processor, as applicable, shall be liable to Off-Taker for Off-Taker's Damages. Provider or Feed Water Processor, as the case may be, shall pay such Off-Taker Damages to Off-Taker within thirty (30) calendar days following the effective date of such termination.
(f)Section 12.1 (“Cooperation”):
12.1    Cooperation. Each Party warrants to the other Parties that this Agreement is not inconsistent with any existing respective legal or contractual obligations of such Party, including, without limitation, any agreements between such Party and that Party's employees or third parties (such as any collective bargaining agreement(s) by which such Party may be bound).
(g)Section 12.3 (“Compliance with Laws”):
12.3    Compliance with Laws. Each Party represents and warrants to the other Parties that no federal or state court of competent jurisdiction or any governmental authority or agency has enacted or issued a law, rule, regulation, order, decree or ruling, or taken any other action which, in the reasonable opinion of respective counsel to such Party, restrains, joins or otherwise prohibits any of the actions contemplated hereby.
(h)Section 13.1 (“Notices”): The address for notices and other communications to Provider and/or Feed Water Processor under the Agreement:
“If to Provider or to Feed Water Processor:
c/o SunCoke Energy Partners, L.P.
Denise R. Cade
Senior Vice President, General Counsel and Secretary
1011 Warrenville Road
Suite 600
Lisle, IL 60532
Fax: (630) 824-1106
E-mail: drcade@suncoke.com”
(i)Section 13.2 (“No Consequential or Exemplary Damages”):
“NEITHER PROVIDER, NOR FEED WATER PROCESSOR, NOR OFF-TAKER, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNEES SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES IN RESPECT OF EXISTING OR FUTURE LOST PROFITS), OR FOR EXEMPLARY DAMAGES, IN RESPECT OF ANY BREACH(ES) OF

THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY BREACH(ES) OF THE WARRANTIES OR GUARANTEES HEREUNDER) OR OTHERWISE. EXCEPT FOR EQUITABLE RELIEF, THE REMEDIES OF THE PARTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE.”
(j)Section 13.3 (“Confidentiality”):
“Each Party and its Affiliates shall keep all information provided by one Party to the other Parties, including this Agreement and the terms hereof (including, without limitation, the Coke Price and the Feed Water Processing Fee) strictly confidential and will not disclose any such information to any third party; provided, however, (i) Provider may disclose this Agreement to prospective investors in Provider, and Feed Water Processor may disclose this Agreement to prospective investors in Feed Water Processor, in each case subject to Off-Taker's approval of terms and conditions in respect of the confidentiality of such disclosure, which approval shall not be unreasonably withheld by Off-Taker; (ii) if any Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any governmental authority, or any other process) to disclose such information, such Party will give prior notice to the other Parties of the requirement and the terms thereof and shall cooperate with the other Parties to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish; and (iii) any Party may disclose this Agreement and the terms hereof to the extent that such disclosure is required under the Securities Act of 1933, the Securities Exchange Act of 1934, or the rules and regulations promulgated thereunder, or by the rules of any applicable securities exchange, including but not limited to such disclosure as may be required in connection with the actual or potential contribution of Provider and/or Feed Water Processor to a publicly traded master limited partnership Affiliate of SunCoke Energy, Inc. Notwithstanding the foregoing, this Section 13.3 shall not apply to such information that was (x) previously known by the Party receiving such information without obligation of confidentiality, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (z) later acquired by such receiving Party, without obligation of confidentiality, from another source not having an obligation of confidentiality to the disclosing Party.”

(k)	Section 13.8 (“Interpretation”):
“For the avoidance of doubt, the Parties acknowledge that the performance obligations of (i) Provider and Feed Water Processor hereunder are subject, as set forth herein, to the availability of Coals that conform to the Coal Blend Standards, Off-Taker's supply of Conforming Feed Water in accordance with the Feed Water Supply Obligation, and the occurrence (as applicable) of Provider Force Majeure Event(s) and/or Feed Water Processor Force Majeure Events; and (ii) Off-Taker hereunder are subject to the occurrence (as applicable) Off-Taker Force Majeure Event(s).”

(l)	Section 13.11 (“Independent Contractor”):
“Feed Water Processor is a direct and wholly owned subsidiary of Provider. However, no Party to this Agreement is the partner, legal representative or agent of the other, nor shall any Party have the sight or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of any other Party hereunder.”

(m)	Section 13.13 (“Assignability”):
“Neither Provider nor Feed Water Processor shall Assign any of their respective interests, rights or obligations under this Agreement to any Transferee without the prior Written consent of Off-Taker, which consent may be withheld in Off-Taker's sole discretion; provided, however, that the foregoing limitation shall not be construed as limiting (x) a Permitted Transfer, (y) Provider's or Feed Water Processor’s discretion in respect of hiring qualified contractors to perform services relating to the maintenance or repair of the Plant or Cogeneration Facility, respectively, that are reasonably consistent with other comparable domestic coke making facilities that utilize SunCoke Energy, Inc.'s proprietary heat recovery coke making technology, or (2) Provider's or Feed Water Processor’s discretion in respect of the periodic acquisition of equipment, materials and supplies from third party vendors Off-Taker shall not Assign any of its rights or obligations under this Agreement to any Enterprise without the prior Written consent of Provider, which consent shall not be unreasonably withheld or delayed.”
Section 2.07. New Provisions. Effective on and as of the Amendment Effective Date, the following new sections of the Agreement shall be added as follows:
(a)Immediately following Section 9.1 (“Provider Force Majeure Event(s)”), the following new provision shall be inserted:
“9.1A    Feed Water Processor Force Majeure Event(s)
(a)    Definition.    Feed Water Processor Force Majeure Event(s) are:

(i) Any acts of God, acts of war, acts of the public enemy, acts of government (except for Government Mandated Additional Expenses and Government Mandated Additional Capital Expenditures), insurrections, riots, strikes, lockouts, boycotts, picketing or other disputes or differences with workers, interruptions of power supply to the Plant, explosions (not resulting from the negligence or willful misconduct of Provider), fires (not resulting £rom the negligence or willful misconduct of Feed Water Processor), earthquakes, floods, other force or violence of the elements (including, without limitation, unusually severe weather), interruptions to transportation as a result of a third party force majeure event, embargoes, acts of military authorities or other causes of a similar nature which wholly or partly prevent the production of Steam by Feed Water Processor or the delivery by Feed Water Processor to Off-Taker of Steam; or
(ii) Force majeure event(s) in respect of Coal supply or Coal transportation contracts.
(b)    Notice. Feed Water Processor will provide Off-Taker with prompt Written notice of the nature and probable duration of each Feed Water Processor Force Majeure Event and of the extent of its effects on Feed Water Processor 's performance hereunder, including, without limitation, its good faith estimate of the amount of Steam, if any, that it will be able to deliver to Off-Taker during such Feed Water Processor Force Majeure Event. Feed Water Processor will exercise reasonable commercial efforts to deliver to Off-Taker the amount of Conforming Steam for which it notifies Off-Taker it will be able to deliver during each Feed Water Processor Force Majeure Event.
(c)    Obligations of the Parties. Feed Water Processor will use commercially reasonable efforts to attempt to limit the effects and duration of each Feed Water Processor Force Majeure Event, including (i) producing Conforming Steam to the extent it is able to do so, (ii) restoring any damaged property necessary to reinstate the obligations of Feed Water Processor under this Agreement, and (iv) supporting Off-Taker in locating alternate sources of substitute steam volume for the duration of such Feed Water Processor Force Majeure Event; provided, however; nothing in this Section shall be deemed to require Feed Water Processor to resolve any strike or other labor dispute except on terms that are satisfactory to Feed Water Processor in its sole discretion. During a Feed Water Processor Force Majeure Event, Off-Taker's obligation to purchase Conforming Steam shall be limited to the Conforming Steam that the Plant is to produce and deliver, but in any event not in excess of that which Feed Water Processor indicated that it could supply to Off-Taker in Feed Water Processor 's notice of the Feed Water Processor Force Majeure Event given pursuant to Section 9.1A(b)). Once the Plant's ability to produce and deliver Conforming Steam is no longer suspended as a result of the applicable Feed Water Processor Force Majeure Event, the obligations of Feed Water Processor and Off-Taker under this Agreement will be reinstated.”
(b)Immediately following Section 10.2 (“Provider’s Events of Default”), the following new provision shall be inserted:
“10.2A    Feed Water Processor’s Events of Default. Feed Water Processor shall be in default upon the occurrence of one or more of the following events (each a "Feed Water Processor Default"):
(i)    A Payment Default by Feed Water Processor, which Payment Default remains uncured for ten (10) calendar days following the delivery of Written notice by Off-Taker or its designee to Feed Water Processor;
(ii)    If Feed Water Processor does not, within ten (10) business days following the delivery by Off-Taker of Written notice to Feed Water Processor regarding a failure to deliver Conforming Steam, as required by this Agreement, commence corrective action to cure or remedy such failure, and prosecute such corrective action with reasonable diligence until such failure is cured or remedied; provided, however, that any cure commenced hereunder must be completed within one hundred and twenty (120) days following the commencement of such cure;
(iii)    If Feed Water Processor, Provider, Sun Coal and Coke Company or SunCoke Energy, Inc. becomes Bankrupt;
(iv)    If Feed Water Processor does not fulfill its cure obligations in respect of Section 1.7(c) within the applicable cure periods set forth therein;
(v)    Except as provided in Sections 10.2A(i), (ii) and (iii) hereof, if Feed Water Processor otherwise fails to perform, observe, or comply with any other term, condition, obligation, covenant or provision of this Agreement, and such breach (y) has not been corrected, cured or remedied within sixty (60) calendar days after Written notice of such breach has been delivered to Feed Water Processor, or (z) if such cure cannot reasonably be completed within such sixty (60) calendar day period, then Feed Water

Processor promptly commences actions to effect a cure and continues to prosecute such cure with reasonable diligence thereafter; provided, however, that any cure commenced hereunder must be completed within one hundred and eighty (180) calendar days following the commencement of the corrective action(s), except that, so long as Feed Water Processor is exercising its best efforts to cure, such one hundred eighty (180) day calendar day limitation period shall not apply to any Feed Water Processor Default in respect of Section 1.6, unless such Feed Water Processor Default results from Feed Water Processor's bad faith breach thereof.
ARTICLE V
MISCELLANEOUS
Section 5.01. Governing Law. THIS THIRD AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS THIRD AMENDMENT TO THE LAWS OF ANOTHER STATE. EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE COMMONWEALTH OF PENNSYLVANIA AND TO VENUE IN PITTSBURGH, PENNSYLVANIA.
Section 5.02. Effect of Amendment. Except as expressly modified hereby, all terms and conditions of the Agreement remain in full force and effect and are hereby ratified and confirmed in all respects. To the extent that there is any conflict between the terms of the Agreement and this Third Amendment, this Third Amendment shall control. On and after the Amendment Effective Date:
(a)each reference to the Agreement in any document created by any of the Parties hereto shall be deemed to be a reference to the Agreement as amended by this Third Amendment; and
(b)the terms "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof', and words of similar import, as used in the Agreement, shall, unless the context otherwise requires, mean the Agreement, as amended by this Third Amendment.
Section 5.03. Interpretation. The captions and headings in this Third Amendment are inserted for convenience of reference only and shall not constitute a part hereof for purposes of interpreting, construing or applying this Third Amendment and will not define, limit, extend, explain or describe the scope or extent of this Third Amendment or any of its terms and conditions. Unless the context requires otherwise, all words used in this Third Amendment in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.
Section 5.04. Severability. If any provision, clause or part of this Third Amendment, or the application thereof under certain circumstances, is held invalid, illegal or unenforceable, the remainder of this Third Amendment, or the application of such provision, clause or part under other circumstances, shall not be affected thereby. Further, such invalid, illegal or unenforceable provision or application thereof shall be modified to the extent necessary such that it and the Third Amendment then shall be enforced to the maximum extent allowed by applicable law.
Section 5.05 Counterparts. This Third Amendment may be executed in counterparts (and by the different Parties hereto on different counterparts), each of which when so executed and delivered shall be an original, but all of which when taken together shall constitute one and the same contract.
[COUNTERPART signature pages follow]
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment on, and effective as of, the Amendment Effective Date.

United States Steel Corporation

By:     /s/ Christine S. Breves
Name:    Christine S. Breves

Title:     Vice President & Chief Procurement Officer

Gateway Energy & Coke Company, LLC

By:     /s/ Fay West
Name: Fay West
Title: Senior Vice President and
Chief Financial Officer

GATEWAY COGENERATION COMPANY LLC

By:     /s/ Fay West
Name: Fay West
Title: Senior Vice President and
Chief Financial Officer

[Signature Page to Third Amendment to Coke Sale and Feed Water Processing Agreement]